Exhibit 99.1

BANKUNITED, INC. REPORTS 2020 RESULTS

Miami Lakes, Fla. — January 21, 2021 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter and year ended December 31, 2020.
“Overall, this was an excellent quarter. We saw improvement in the economic outlook leading to a reduction in credit costs and continued to execute on our core strategy of improving the deposit mix, lowering the cost of funds and growing net interest income." said Rajinder Singh, Chairman, President and Chief Executive Officer.
For the quarter ended December 31, 2020, the Company reported net income of $85.7 million, or $0.89 per diluted share, compared to $66.6 million, or $0.70 per diluted share, for the immediately preceding quarter ended September 30, 2020 and $89.5 million, or $0.91 per diluted share, for the quarter ended December 31, 2019. On an annualized basis, earnings for the quarter ended December 31, 2020 generated a return on average stockholders' equity of 11.6% and a return on average assets of 0.96%.
For the year ended December 31, 2020, the Company reported net income of $197.9 million, or $2.06 per diluted share, compared to $313.1 million, or $3.13 per diluted share, for the year ended December 31, 2019. Results for the year ended December 31, 2020 were negatively impacted by the application of the Current Expected Credit Losses ("CECL") accounting methodology, including the impact of COVID-19 on the provision for credit losses.
Financial Highlights
•Net interest income increased by $5.9 million compared to the immediately preceding quarter ended September 30, 2020 and by $8.1 million compared to the quarter ended December 31, 2019. The net interest margin, calculated on a tax-equivalent basis, was 2.33% for the quarter ended December 31, 2020 compared to 2.32% for the immediately preceding quarter. The net interest margin was 2.41% for the quarter ended December 31, 2019.
•The average cost of total deposits continued to decline, dropping by 0.14% to 0.43% for the quarter ended December 31, 2020 compared to 0.57% for the quarter ended September 30, 2020. The average cost of total deposits was 1.48% for the quarter ended December 31, 2019. On a spot basis, the average annual percentage yield ("APY") on total deposits declined to 0.36% at December 31, 2020 from 0.49% at September 30, 2020 and 1.42% at December 31, 2019.
•For the quarter ended December 31, 2020, the Company recorded a net recovery of credit losses of $1.6 million compared to a provision for credit losses of $29.2 million for the immediately preceding quarter ended September 30, 2020. The reduction in the provision for credit losses reflected improvements in forecasted economic conditions, which offset the impact of some further downward risk rating migration and increases in specific reserves. The provision for credit losses was $178.4 million for the year ended December 31, 2020. At December 31, 2020, the allowance for credit losses ("ACL") was $257 million, or 1.08% of the loan portfolio, compared to $274 million, or 1.15% at September 30, 2020. The reduction in the ACL as a percentage of loans was attributable primarily to charge-offs taken during the quarter, coupled with the lower provision for credit losses.
•Pre-tax, pre-provision net revenue ("PPNR") was $105.3 million for the quarter ended December 31, 2020 compared to $104.1 million for the quarter ended December 31, 2019 and $115.1 million for the immediately preceding quarter ended September 30, 2020. PPNR for the quarter ended December 31, 2020 was impacted by year-end adjustments to certain compensation accruals. For the year ended December 31, 2020, PPNR improved to $427.8 million from $412.9 million for the year ended December 31, 2019.
•Average non-interest bearing demand deposits grew by $966 million for the quarter ended December 31, 2020 compared to the immediately preceding quarter and by $2.9 billion compared to the quarter ended December 31, 2019. At December 31, 2020, non-interest bearing demand deposits represented 25% of total deposits, compared to 18% of total deposits at December 31, 2019. Total deposits grew by $899 million and $3.1 billion during the quarter and year ended December 31, 2020, respectively, of which $219 million and $2.7 billion respectively was non-interest bearing. Higher cost time deposits continued to runoff, declining by $1.1 billion and $2.5 billion for the quarter and year ended December 31, 2020, respectively.

•Loans on deferral totaled $207 million or less than 1% of total loans at December 31, 2020. Loans modified under the CARES Act totaled $587 million at December 31, 2020. In the aggregate, this represents $794 million or 3% of the total loan portfolio at December 31, 2020, down from $3.6 billion or 15% of total loans that were granted an initial 90 day deferral as reported at the end of the second quarter. As of December 31, 2020, commercial loans on short-term payment deferral totaled $63 million and commercial loans subject to CARES Act modifications totaled $575 million or 3% of the total commercial portfolio. Residential loans still on deferral were $144 million and those modified under the CARES Act were $12 million, for a total of $156 million or 2% of the residential portfolio at December 31, 2020.
•Book value per common share and tangible book value per common share at December 31, 2020 increased to $32.05 and $31.22, respectively, from $31.01 and $30.17, respectively at September 30, 2020 and $31.33 and $30.52, respectively at December 31, 2019.
•On January 20, 2021, the Company’s Board of Directors reinstated the share repurchase program that the Company suspended on March 16, 2020. Authorization to repurchase up to approximately $44.9 million in shares of its outstanding common stock remains under the share repurchase program. Any repurchases under the program will be made in accordance with applicable securities laws from time to time in open market or private transactions. The extent to which the Company repurchases shares, and the timing of such repurchases, will depend upon a variety of factors, including market conditions, the Company’s capital position and amount of retained earnings, regulatory requirements and other considerations. No time limit was set for the completion of the share repurchase program, and the program may be suspended or discontinued at any time.
Loans and Leases
A comparison of loan and lease portfolio composition at the dates indicated follows (dollars in thousands):

	December 31, 2020		September 30, 2020		December 31, 2019
Residential and other consumer loans	$6,348,222	26.6%	$5,940,900	25.1%	$5,661,119	24.5%
Multi-family	1,639,201	6.9%	1,810,126	7.6%	2,217,705	9.6%
Non-owner occupied commercial real estate	4,963,273	20.8%	4,910,835	20.7%	5,030,904	21.7%
Construction and land	293,307	1.2%	263,381	1.1%	243,925	1.1%
Owner occupied commercial real estate	2,000,770	8.4%	2,051,577	8.6%	2,062,808	8.9%
Commercial and industrial	4,447,383	18.6%	4,427,351	18.6%	4,655,349	20.1%
PPP	781,811	3.3%	829,798	3.5%	—	—%
Pinnacle	1,107,386	4.6%	1,157,706	4.9%	1,202,430	5.2%
Bridge - franchise finance	549,733	2.3%	606,222	2.4%	627,482	2.6%
Bridge - equipment finance	475,548	2.0%	530,516	2.2%	684,794	3.0%
Mortgage warehouse lending ("MWL")	1,259,408	5.3%	1,250,903	5.3%	768,472	3.3%
	$23,866,042	100.0%	$23,779,315	100.0%	$23,154,988	100.0%
Operating lease equipment, net	$663,517		$676,321		$698,153
Growth in residential and other consumer loans for the quarter was mainly attributable to GNMA early buyout loans. At December 31, 2020, September 30, 2020 and December 31, 2019, the residential portfolio included $1.4 billion, $1.1 billion and $676 million, respectively, of GNMA early buyout loans. Residential activity for the quarter included purchases of approximately $472 million in GNMA early buyout loans, offset by approximately $142 million in re-poolings and paydowns. Residential and other consumer loans, excluding GNMA early buyout loans, grew by approximately $77 million.
In the aggregate, commercial loans declined by $321 million for the quarter ended December 31, 2020 as the environment remained challenging for production and our approach to new lending remained disciplined. The largest decline was in the multi-family segment which decreased by $171 million for the quarter, driven primarily by $151 million in runoff of the New York portfolio. Loans and operating lease equipment at Bridge declined by a total of $124 million during the quarter.
During the quarter ended December 31, 2020, the Company began processing forgiveness applications with the SBA, resulting in a $48 million decline in PPP loans.

Mortgage warehouse commitments totaled $2.1 billion at December 31, 2020, an increase of 60% compared to $1.3 billion at December 31, 2019. Line utilization was 62% at December 31, 2020 compared to 59% at December 31, 2019.
Asset Quality and the Allowance for Credit Losses
The following table presents information about non-performing loans, loans on deferral and CARES Act modifications at December 31, 2020 (dollars in thousands):

	Non-Performing Loans	Currently Under Short-Term Deferral	CARES Act Modification
Residential and other consumer (1)	$28,828	$144,189	$12,050
Commercial:
CRE - Property Type:
Retail	16,566	28,542	18,526
Hotel	35,390	1,055	343,492
Office	9,436	—	47,949
Multi-family	24,090	—	15,776
Other	7,379	1,789	—
Owner occupied commercial real estate	23,152	8,432	6,198
Commercial and industrial	54,584	2,191	117,836
Bridge - franchise finance	45,028	20,797	24,816
Total commercial	215,625	62,806	574,593
Total	$244,453	$206,995	$586,643

(1)    Excludes government insured residential loans.
In the table above, "currently under short-term deferral" refers to loans subject to either a first or second 90-day payment deferral at December 31, 2020 and "CARES Act modification" refers to loans subject to longer-term modifications that, were it not for the provisions of the CARES Act, would likely have been reported as TDRs. Non-performing loans may include some loans that have been modified under the CARES Act.
Non-performing loans totaled $244.5 million or 1.02% of total loans at December 31, 2020, compared to $200.3 million or 0.84% of total loans at September 30, 2020 and $204.8 million or 0.88% of total loans at December 31, 2019. The largest increases in non-performing loans during the quarter ended December 31, 2020 were in the multi-family, franchise finance and residential sub-segments, while non-performing commercial and industrial loans declined. Non-performing loans included $51.3 million, $43.6 million and $45.7 million of the guaranteed portion of SBA loans on non-accrual status, representing 0.22%, 0.18% and 0.20% of total loans at December 31, 2020, September 30, 2020 and December 31, 2019, respectively.
The following table presents criticized and classified commercial loans at the dates indicated (in thousands):

	December 31, 2020	September 30, 2020	December 31, 2019
Special mention	$711,516	$951,981	$72,881
Substandard - accruing	1,758,654	1,376,718	180,380
Substandard - non-accruing	203,758	187,247	185,906
Doubtful	11,867	938	—
Total	$2,685,795	$2,516,884	$439,167
The following table presents the ACL at the dates indicated, related ACL coverage ratios, as well as net charge-off rates for the years ended December 31, 2020 and 2019 (dollars in thousands):

	ACL	ACL to Total Loans		ACL to Non-Performing Loans	Net Charge-offs to Average Loans
December 31, 2019 (incurred loss)	$108,671	0.47%		53.07%	0.05%
January 1, 2020 (initial date of CECL adoption)	$135,976	0.59%		66.40%	N/A
September 30, 2020 (expected loss)	$274,128	1.15%		136.86%	0.25%
December 31, 2020 (expected loss)	$257,323	1.08%	(1)	105.26%	0.26%

(1)    ACL to total loans, excluding government insured residential loans, PPP loans and MWL, which carry nominal or no reserves, was 1.26% at December 31, 2020.
The ACL at December 31, 2020 represents management's estimate of lifetime expected credit losses from the loan portfolio given our assessment of historical data, current conditions and a reasonable and supportable economic forecast as of the balance sheet date. The estimate was informed by Moody's economic scenarios published in December 2020, economic information provided by additional sources, data reflecting the impact of recent events on individual borrowers and other relevant information. The decline in the ACL from September 30, 2020 to December 31, 2020 related primarily to charge-offs taken during the quarter, coupled with the lower provision for credit losses.
For the quarter ended December 31, 2020, the Company recorded a net recovery of credit losses of $1.6 million, which included a provision of $1.2 million related to funded loans offset by a recovery of $2.9 million related to unfunded loan commitments as well as immaterial components related to accrued interest receivable and an AFS debt security. The provision for credit losses reflected improvements in forecasted economic conditions, which largely offset the impact of risk rating migration and increases in certain specific reserves.
The following table summarizes the activity in the ACL for the periods indicated (in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Beginning balance	$274,128	$108,462	$108,671	$109,931
Cumulative effect of adoption of CECL	—	—	27,305	—
Balance after adoption of CECL	274,128	108,462	135,976	109,931
Provision (recovery)	1,244	(469)	182,339	8,904
Charge-offs	(18,848)	(3,556)	(69,602)	(17,541)
Recoveries	799	4,234	8,610	7,377
Ending balance	$257,323	$108,671	$257,323	$108,671
$13.8 million of the charge-offs recognized during the quarter ended December 31, 2020 related to $57.6 million of non-performing loans that were sold during the quarter, or held for sale at quarter-end.
Net interest income
Net interest income for the quarter ended December 31, 2020 was $193.4 million compared to $187.5 million for the immediately preceding quarter ended September 30, 2020 and $185.3 million for the quarter ended December 31, 2019. While average interest earning assets have increased quarter-over-quarter and year-over-year, average interest bearing liabilities have continued to decline as average non-interest bearing demand deposits have grown.
Interest income decreased by $3.5 million for the quarter ended December 31, 2020 compared to the immediately preceding quarter, and by $58.3 million, compared to the quarter ended December 31, 2019. Interest expense decreased by $9.3 million compared to the immediately preceding quarter and by $66.3 million compared to the quarter ended December 31, 2019. Decreases in interest income resulted from declines in market interest rates including the impact of repayment of assets originated in a higher rate environment, partially offset by increases in average interest earning assets. Declines in interest expense reflected decreases in market interest rates, the impact of our strategy focused on lowering the cost of deposits and improving the deposit mix and declines in average interest bearing liabilities.
The Company’s net interest margin, calculated on a tax-equivalent basis, increased by 0.01% to 2.33% for the quarter ended December 31, 2020, from 2.32% for the immediately preceding quarter ended September 30, 2020. Offsetting factors contributing to the increase in the net interest margin for the quarter ended December 31, 2020 compared to the immediately preceding quarter ended September 30, 2020 included:
•The average rate paid on interest bearing deposits decreased to 0.58% for the quarter ended December 31, 2020, from 0.75% for the quarter ended September 30, 2020. This decline reflected continued initiatives taken to lower rates paid on deposits in response to declines in general market interest rates and the re-pricing of term deposits. We expect the cost of interest bearing deposits to continue to decline; at December 31, 2020, approximately $1.0 billion or 21% of the time deposit portfolio, with an average rate of 1.61%, has not yet repriced since March 2020 when the Fed last cut rates. The majority of these CDs will mature in the first quarter of 2021.

•The tax-equivalent yield on investment securities decreased to 1.82% for the quarter ended December 31, 2020 from 2.00% for the quarter ended September 30, 2020. This decrease resulted from the impact of purchases of lower-yielding securities, prepayments of higher yielding mortgage-backed securities and decreases in coupon interest rates on existing floating rate assets.
•The tax-equivalent yield on loans decreased to 3.55% for the quarter ended December 31, 2020, from 3.61% for the quarter ended September 30, 2020. Factors contributing to this decrease included the impact of runoff of loans originated in a higher rate environment, originations at lower prevailing market rates and interest income reversed on loans placed on non-accrual during the quarter.
•The average rate paid on FHLB and PPPLF borrowings increased to 2.07% for the quarter ended December 31, 2020, from 1.95% for the quarter ended September 30, 2020, reflecting the maturity of short-term, lower rate FHLB advances and the payoff of all PPPLF borrowings.
•The increase in average non-interest bearing demand deposits as a percentage of average total deposits also positively impacted the cost of total deposits and the net interest margin.
The Company's net interest margin, calculated on a tax-equivalent basis, was 2.35% for the year ended December 31, 2020, compared to 2.47% for the year ended December 31, 2019. The decline in the yield on interest earning assets outpaced the reduction in cost of interest bearing liabilities for the period. The offsetting factors discussed above with respect to the yields on loans and securities, the average rate paid on deposits and the growth in non-interest bearing demand deposits also impacted the the net interest margin for the year ended December 30, 2020 compared to the prior year. Declines in market interest rates had a significant impact on year-over-year changes in yields earned on interest earning assets and rates paid on interest bearing liabilities.
Non-interest expense
Non-interest expense totaled $123.3 million for the quarter ended December 31, 2020 compared to $108.6 million for the immediately preceding quarter ended September 30, 2020 and $119.0 million for the quarter ended December 31, 2019. Non-interest expense totaled $457.2 million and $487.1 million for the year ended December 31, 2020 and 2019, respectively, a decline of approximately 6%.
•Compensation and benefits increased by $12.5 million for the quarter ended December 31, 2020 compared to the immediately preceding quarter. This increase included an increase of $6.6 million in variable compensation accruals related to stronger than initially anticipated operating results over the second half of the year; a $2.2 million vacation accrual related to rollover vacation days provided to employees in response to COVID-19; and an increase of $2.5 million in the accrual related to liability classified share awards stemming from an increase in the stock price.
•Cost reductions stemming from our BankUnited 2.0 initiative contributed to the declining trend in occupancy and equipment expense and other non-interest expense.
•The increasing trend in technology and telecommunications expense is reflective of investments in digital and data analytics capabilities and in the infrastructure to support cloud migration.
•The increasing trend in deposit insurance expense reflects an increase in the assessment rate.
•For the quarter and year ended December 31, 2020, non-interest expense included approximately $2.8 million and $4.8 million, respectively, in costs directly related to our response to the COVID-19 pandemic.
Earnings Conference Call and Presentation
A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Thursday, January 21, 2021 with Chairman, President and Chief Executive Officer, Rajinder P. Singh, and Chief Financial Officer, Leslie N. Lunak.
The earnings release and slides with supplemental information relating to the release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. Due to recent demand for conference call services, participants are encouraged to listen to the call via a live Internet webcast at http://ir.bankunited.com/. The dial in telephone number for the call is (855) 798-3052 (domestic) or (234) 386-2812 (international). The name of the call is BankUnited, Inc. and the conference ID for the call is 9281414. A replay of the call will be available from 12:00 p.m. ET on January 21st through 11:59 p.m. ET on January 28th by calling (855) 859-2056 (domestic) or (404) 537-3406 (international). The conference ID for the replay is 9281414. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.

About BankUnited, Inc.
BankUnited, Inc., with total assets of $35.0 billion at December 31, 2020, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 70 banking centers in 14 Florida counties and 4 banking centers in the New York metropolitan area at December 31, 2020.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.
The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” "forecasts" or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions, including (without limitations) those relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity, including as impacted by the COVID-19 pandemic. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are available at the SEC’s website (www.sec.gov).
Contact
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
llunak@bankunited.com
Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	December 31, 2020	December 31, 2019
ASSETS
Cash and due from banks:
Non-interest bearing	$20,233	$7,704
Interest bearing	377,483	206,969
Cash and cash equivalents	397,716	214,673
Investment securities (including securities recorded at fair value of $9,166,683 and $7,759,237)	9,176,683	7,769,237
Non-marketable equity securities	195,865	253,664
Loans held for sale	24,676	37,926
Loans	23,866,042	23,154,988
Allowance for credit losses	(257,323)	(108,671)
Loans, net	23,608,719	23,046,317
Bank owned life insurance	294,629	282,151
Operating lease equipment, net	663,517	698,153
Goodwill and other intangible assets	77,637	77,674
Other assets	571,051	491,498
Total assets	$35,010,493	$32,871,293

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$7,008,838	$4,294,824
Interest bearing	3,020,039	2,130,976
Savings and money market	12,659,740	10,621,544
Time	4,807,199	7,347,247
Total deposits	27,495,816	24,394,591
Federal funds purchased	180,000	100,000
FHLB advances	3,122,999	4,480,501
Notes and other borrowings	722,495	429,338
Other liabilities	506,171	486,084
Total liabilities	32,027,481	29,890,514

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 93,067,500 and 95,128,231 shares issued and outstanding	931	951
Paid-in capital	1,017,518	1,083,920
Retained earnings	2,013,715	1,927,735
Accumulated other comprehensive loss	(49,152)	(31,827)
Total stockholders' equity	2,983,012	2,980,779
Total liabilities and stockholders' equity	$35,010,493	$32,871,293

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Interest income:
Loans	$207,232	$208,646	$242,642	$864,175	$981,408
Investment securities	42,260	44,604	62,006	193,856	280,560
Other	1,628	1,322	4,762	9,578	19,902
Total interest income	251,120	254,572	309,410	1,067,609	1,281,870
Interest expense:
Deposits	29,290	37,681	88,289	199,980	385,180
Borrowings	28,464	29,412	35,810	115,871	143,905
Total interest expense	57,754	67,093	124,099	315,851	529,085
Net interest income before provision for credit losses	193,366	187,479	185,311	751,758	752,785
Provision for (recovery of) credit losses	(1,643)	29,232	(469)	178,431	8,904
Net interest income after provision for credit losses	195,009	158,247	185,780	573,327	743,881
Non-interest income:
Deposit service charges and fees	4,569	4,040	4,150	16,496	16,539
Gain on sale of loans, net	2,425	2,953	1,899	13,170	12,119
Gain on investment securities, net	7,203	7,181	7,438	17,767	21,174
Lease financing	13,547	13,934	13,857	59,112	66,631
Other non-interest income	7,536	8,184	10,412	26,676	30,741
Total non-interest income	35,280	36,292	37,756	133,221	147,204
Non-interest expense:
Employee compensation and benefits	60,944	48,448	55,744	217,156	235,330
Occupancy and equipment	11,797	12,170	13,697	48,237	56,174
Deposit insurance expense	6,759	5,886	4,142	21,854	16,991
Professional fees	2,937	2,436	2,621	11,708	20,352
Technology and telecommunications	16,052	15,435	13,334	58,108	47,509
Depreciation of operating lease equipment	12,270	12,315	13,610	49,407	48,493
Loss on debt extinguishment	—	—	—	—	3,796
Other non-interest expense	12,565	11,937	15,860	50,719	58,444
Total non-interest expense	123,324	108,627	119,008	457,189	487,089
Income before income taxes	106,965	85,912	104,528	249,359	403,996
Provision for income taxes	21,228	19,353	15,072	51,506	90,898
Net income	$85,737	$66,559	$89,456	$197,853	$313,098
Earnings per common share, basic	$0.89	$0.70	$0.91	$2.06	$3.14
Earnings per common share, diluted	$0.89	$0.70	$0.91	$2.06	$3.13

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended December 31, 2020			Three Months Ended September 30, 2020			Three Months Ended December 31, 2019

	Average Balance	Interest (1)(2)	Yield/ Rate (1)(2)	Average Balance	Interest (1)(2)	Yield/ Rate (1)(2)	Average Balance	Interest (1)(2)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Loans	$23,706,859	$210,896	3.55%	$23,447,514	$212,388	3.61%	$22,986,427	$246,458	4.27%
Investment securities (3)	9,446,389	42,966	1.82%	9,065,478	45,351	2.00%	7,929,948	62,948	3.18%
Other interest earning assets	726,273	1,628	0.89%	552,515	1,322	0.95%	627,001	4,762	3.01%
Total interest earning assets	33,879,521	255,490	3.01%	33,065,507	259,061	3.13%	31,543,376	314,168	3.97%
Allowance for credit losses	(280,243)			(272,464)			(110,503)
Non-interest earning assets	1,817,476			1,897,723			1,655,342
Total assets	$35,416,754			$34,690,766			$33,088,215
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$2,903,300	$3,637	0.50%	$2,800,421	$4,127	0.59%	$1,947,034	$6,485	1.32%
Savings and money market deposits	11,839,631	14,517	0.49%	10,664,462	15,853	0.59%	10,416,964	41,705	1.59%
Time deposits	5,360,630	11,136	0.83%	6,519,852	17,701	1.08%	7,016,192	40,099	2.27%
Total interest bearing deposits	20,103,561	29,290	0.58%	19,984,735	37,681	0.75%	19,380,190	88,289	1.81%
Short term borrowings	20,707	6	0.12%	53,587	14	0.10%	115,928	505	1.73%
FHLB and PPPLF borrowings	3,698,666	19,207	2.07%	4,117,181	20,146	1.95%	5,244,495	30,011	2.27%
Notes and other borrowings	722,581	9,251	5.12%	722,271	9,252	5.12%	404,086	5,294	5.24%
Total interest bearing liabilities	24,545,515	57,754	0.94%	24,877,774	67,093	1.07%	25,144,699	124,099	1.96%
Non-interest bearing demand deposits	7,152,967			6,186,718			4,292,943
Other non-interest bearing liabilities	772,277			803,498			686,027
Total liabilities	32,470,759			31,867,990			30,123,669
Stockholders' equity	2,945,995			2,822,776			2,964,546
Total liabilities and stockholders' equity	$35,416,754			$34,690,766			$33,088,215
Net interest income		$197,736			$191,968			$190,069
Interest rate spread			2.07%			2.06%			2.01%
Net interest margin			2.33%			2.32%			2.41%

(1)    On a tax-equivalent basis where applicable
(2)    Annualized
(3)    At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Years Ended December 31,
	2020			2019
	Average Balance	Interest (1)	Yield/ Rate (1)	Average Balance	Interest (1)	Yield/ Rate (1)
Assets:
Interest earning assets:
Loans	$23,385,832	$879,082	3.76%	$22,553,250	$998,130	4.43%
Investment securities (2)	8,739,023	196,954	2.25%	8,231,858	284,849	3.46%
Other interest earning assets	672,634	9,578	1.42%	555,992	19,902	3.58%
Total interest earning assets	32,797,489	1,085,614	3.31%	31,341,100	1,302,881	4.16%
Allowance for credit losses	(236,704)			(112,890)
Non-interest earning assets	1,860,322			1,625,579
Total assets	$34,421,107			$32,853,789
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$2,582,951	19,445	0.75%	$1,824,803	25,054	1.37%
Savings and money market deposits	10,843,894	85,572	0.79%	10,922,819	197,942	1.81%
Time deposits	6,617,939	94,963	1.43%	6,928,499	162,184	2.34%
Total interest bearing deposits	20,044,784	199,980	1.00%	19,676,121	385,180	1.96%
Short term borrowings	71,858	418	0.58%	124,888	2,802	2.24%
FHLB and PPPLF borrowings	4,295,882	85,491	1.99%	5,089,524	119,901	2.36%
Notes and other borrowings	592,521	29,962	5.06%	403,704	21,202	5.25%
Total interest bearing liabilities	25,005,045	315,851	1.26%	25,294,237	529,085	2.09%
Non-interest bearing demand deposits	5,760,309			3,950,612
Other non-interest bearing liabilities	786,337			662,590
Total liabilities	31,551,691			29,907,439
Stockholders' equity	2,869,416			2,946,350
Total liabilities and stockholders' equity	$34,421,107			$32,853,789
Net interest income		$769,763			$773,796
Interest rate spread			2.05%			2.07%
Net interest margin			2.35%			2.47%

(1)    On a tax-equivalent basis where applicable
(2)    At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
c	2020	2019	2020	2019
Basic earnings per common share:
Numerator:
Net income	$85,737	$89,456	$197,853	$313,098
Distributed and undistributed earnings allocated to participating securities	(4,015)	(3,971)	(8,882)	(13,371)
Income allocated to common stockholders for basic earnings per common share	$81,722	$85,485	$188,971	$299,727
Denominator:
Weighted average common shares outstanding	92,725,905	95,000,894	92,869,736	96,581,290
Less average unvested stock awards	(1,160,984)	(1,065,813)	(1,163,480)	(1,127,275)
Weighted average shares for basic earnings per common share	91,564,921	93,935,081	91,706,256	95,454,015
Basic earnings per common share	$0.89	$0.91	$2.06	$3.14
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$81,722	$85,485	$188,971	$299,727
Adjustment for earnings reallocated from participating securities	(67)	(41)	(123)	(175)
Income used in calculating diluted earnings per common share	$81,655	$85,444	$188,848	$299,552
Denominator:
Weighted average shares for basic earnings per common share	91,564,921	93,935,081	91,706,256	95,454,015
Dilutive effect of stock options	20,179	186,967	24,608	202,890
Weighted average shares for diluted earnings per common share	91,585,100	94,122,048	91,730,864	95,656,905
Diluted earnings per common share	$0.89	$0.91	$2.06	$3.13

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Financial ratios (4)
Return on average assets	0.96%	1.07%	0.57%	0.95%
Return on average stockholders’ equity	11.6%	12.0%	6.9%	10.6%
Net interest margin (3)	2.33%	2.41%	2.35%	2.47%

	December 31, 2020	December 31, 2019
Asset quality ratios
Non-performing loans to total loans (1)(5)	1.02%	0.88%
Non-performing assets to total assets (2)(5)	0.71%	0.63%
Allowance for credit losses to total loans	1.08%	0.47%
Allowance for credit losses to non-performing loans (1)(5)	105.26%	53.07%
Net charge-offs to average loans	0.26%	0.05%

(1)    We define non-performing loans to include non-accrual loans and loans other than purchased credit deteriorated and government insured residential loans that are past due 90 days or more and still accruing. Contractually delinquent purchased credit deteriorated and government insured residential loans on which interest continues to be accrued are excluded from non-performing loans.
(2)    Non-performing assets include non-performing loans, OREO and other repossessed assets.
(3)    On a tax-equivalent basis.
(4) Annualized for the three month period.
(5)    Non-performing loans and assets include the guaranteed portion of non-accrual SBA loans totaling $51.3 million or 0.22% of total loans and 0.15% of total assets, at December 31, 2020; and $45.7 million or 0.20% of total loans and 0.14% of total assets, at December 31, 2019.

	December 31, 2020		December 31, 2019		Required to be Considered Well Capitalized
	BankUnited, Inc.	BankUnited, N.A.	BankUnited, Inc.	BankUnited, N.A.
Capital ratios
Tier 1 leverage	8.6%	9.5%	8.9%	9.3%	5.0%
Common Equity Tier 1 ("CET1") risk-based capital	12.6%	13.9%	12.3%	12.9%	6.5%
Total risk-based capital	14.7%	14.8%	12.8%	13.4%	10.0%
On a fully-phased in basis with respect to the adoption of CECL, the Company's and the Bank's CET1 risk-based capital ratios would have been 12.4% and 13.7%, respectively, at December 31, 2020. The increase in the total risk-based capital ratio for BankUnited, Inc. from December 31, 2019 to December 31, 2020 includes the issuance of $300 million in subordinated debt in the second quarter of 2020.

Non-GAAP Financial Measures
PPNR is a non-GAAP financial measure. Management believes this measure is relevant to understanding the performance of the Company attributable to elements other than the provision for credit losses and the ability of the Company to generate earnings sufficient to cover estimated credit losses, particularly in view of the adoption of the CECL accounting methodology, which may impact comparability of operating results to prior periods. This measure also provides a meaningful basis for comparison to other financial institutions and is a measure frequently cited by investors. The following table reconciles the non-GAAP financial measurement of PPNR to the comparable GAAP financial measurement of income before income taxes for the three months and year ended December 31, 2020 and 2019 and the three months ended September 30, 2020 (in thousands):

	Three Months Ended December 31,	Three Months Ended September 30,	Three Months Ended December 31,	Years Ended December 31,
	2020	2020	2019	2020	2019
Income before income taxes (GAAP)	$106,965	$85,912	$104,528	$249,359	$403,996
Plus: Provision for (recovery of) credit losses	(1,643)	29,232	(469)	178,431	8,904
PPNR (non-GAAP)	$105,322	$115,144	$104,059	$427,790	$412,900
ACL to total loans, excluding government insured residential loans, PPP loans and MWL is a non-GAAP financial measure. Management believes this measure is relevant to understanding the adequacy of the ACL coverage, excluding the impact of loans which carry nominal or no reserves. Disclosure of this non-GAAP financial measure also provides a meaningful basis for comparison to other financial institutions. The following table reconciles the non-GAAP financial measurement of ACL to total loans, excluding government insured residential loans, PPP loans and MWL to the comparable GAAP financial measurement of ACL to total loans at December 31, 2020 (dollars in thousands):

Total loans (GAAP)	$23,866,042
Less: Government insured residential loans	1,419,074
Less: PPP loans	781,811
Less: MWL	1,259,408
Total loans, excluding government insured residential loans, PPP loans and MWL (non-GAAP)	$20,405,749

ACL	$257,323

ACL to total loans (GAAP)	1.08%

ACL to total loans, excluding government insured residential loans, PPP loans and MWL (non-GAAP)	1.26%

Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful basis for comparison to other financial institutions as it is a metric commonly used in the banking industry. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at the dates indicated (in thousands except share and per share data):

	December 31, 2020	September 30, 2020	December 31, 2019
Total stockholders’ equity	$2,983,012	$2,864,824	$2,980,779
Less: goodwill and other intangible assets	77,637	77,641	77,674
Tangible stockholders’ equity	$2,905,375	$2,787,183	$2,903,105

Common shares issued and outstanding	93,067,500	92,388,641	95,128,231

Book value per common share	$32.05	$31.01	$31.33

Tangible book value per common share	$31.22	$30.17	$30.52